Exhibit 10.1

November 16, 2016

Gabriel Leung
41318 Silverside Drive
Leesburg, VA 20175

Re: Appointment to Pernix Therapeutics Holdings, Inc. Board of Directors

Dear Mr. Leung,

Subject to the Board of Directors (the "Board") of Pernix Therapeutic Holdings, Inc., a Maryland corporation (the "Company"), formally appointing you to the Board, I am pleased to extend an offer to you to serve as a Director on the Board for the remainder of the term that expires at the Company's next annual meeting of shareholders and for as long thereafter as you are re-elected by the Company's shareholders at each annual meeting. Also, subject to formal appointment by the Board, I am extending an offer to you to chair the Board's Nominating Committee and to become a member of the Board's Audit Committee and Compensation Committee. The Company's mission is to identify, develop and commercialize specialty pharmaceutical products that exceed the expectations of patients, customers and shareholders with a high-performance culture and preeminent ethical standards. Gabe, I look forward to your guidance in helping the Company fulfill its mission.

The Company's Director Compensation package currently provides for an annual cash fee of $40,000 and the following additional cash fees for participating at various committees:

	Committee Chairperson	Committee member
Audit Committee:	$24,000	$12,000
Compensation Committee:	$15,000	$7,500
Governance Committee:	$10,000	$7,000

Additionally, upon your formal appointment to the Board, in accordance with the Company's non-employee director compensation policy, you will receive an initial option grant for 4,000 shares of the Company's common stock with an exercise price equal to the closing price of the common stock as reported on NASDAQ the day immediately preceding the date of the grant. This initial option grant will vest over a four-year period, 25% vests on each year of the anniversary of the date of the grant provided you remain on the Board. Finally, the Company's Director Compensation package currently provides for an annual option grant for 4,000 shares of the Company's common stock, which will vest over a four-year period, 25% on each year of the anniversary of the date of the grant.

By signing this letter below, you hereby accept this appointment to serve on the Company's Board and the Board committees referenced above and agree that during the course of your tenure on the Board and thereafter, that you shall not use or disclose, in whole or in part, any of the Company's or its customers' trade secrets, confidential and proprietary information to any person or any entity for any reason or purpose whatsoever other than in the course of your appointment with the Company. We are excited for this opportunity to work with you on the Board.

As noted above, your official appointment to the Board and the Board committees referenced above is subject to the Board formally approving your appointment to the Board and the Board committees. We will notify you promptly if and when the Board approves your appointment to the Board and the Board committees.

Sincerely yours,

/s/ John A. Sedor
John A. Sedor
Chairman of the Board and Chief Executive Officer

You hereby acknowledge receipt of this letter and accept your appointment to the Board and the Board committees referenced above.

/s/ Gabriel Leung
______________________________________
Gabriel Leung

10 Park Place, Suite 201, Morristown, NJ 07960 * www.pernixtx.com